January 2010 Pricing Sheet dated January 25, 2010 relating to Preliminary Terms No. 271 dated December 22, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

95% Principal Protected Currency-Linked Notes due July 29, 2013
Based on the Performance of a Basket of Nine Currencies Relative to the U.S. Dollar (70% Developed Markets + 30% Emerging Markets)

PRICING TERMS – JANUARY 25, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,524,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	January 25, 2010
Original issue date:	January 28, 2010 (3 business days after the pricing date)
Maturity date:	July 29, 2013
Minimum payment amount:	$950 per note (95% of the stated principal amount)
Interest:	None
Basket:
The basket consists of nine currencies valued relative to the U.S. dollar (each a “basket currency”) composed of 70% developed market currencies (equally weighted among themselves) and 30% emerging market currencies (equally weighted among themselves), as follows:

70% Developed Market Currencies	Weighting	Initial Exchange Rate	Reference Source	30% Emerging Market Currencies	Weighting	Initial Exchange Rate	Reference Source
Australian dollar (“AUD”)	11.6667%	0.90355	Reuters page “WMRSPOT12”	Brazilian real (“BRL”)	10.0000%	1.81940	Reuters page “BRFR”
British pound (“GBP”)	11.6667%	1.62075	Reuters page “WMRSPOT07”	Chinese renminbi (“CNY”)	10.0000%	6.8270	Reuters page “SAEC”
Canadian dollar (“CAD”)	11.6667%	1.05955	Reuters page “WMRSPOT09”	Indian rupee (“INR”)	10.0000%	46.18	Reuters page “RBIB”
Eurozone euro (“EUR”)	11.6667%	1.41560	Reuters page “WMRSPOT05”
Japanese yen (“JPY”)	11.6667%	90.12500	Reuters page “WMRSPOT12”
Swiss franc (“CHF”)	11.6667%	1.04005	Reuters page “WMRSPOT07”
Payment at maturity:
If the basket appreciates relative to the U.S. dollar (i.e. the basket performance is positive):
$1,000 + supplemental redemption amount
If the basket depreciates or does not appreciate relative to the U.S. dollar (i.e. the basket performance is zero or negative):
$1,000 + ($1,000  x   basket performance), subject to the minimum payment amount
If the basket depreciates, the basket performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per note by an amount that is proportionate to the percentage depreciation of the basket.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $950 per note.

Supplemental redemption amount:	$1,000 times the basket performance times the participation rate
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	110%
Currency performance:
With respect to AUD, EUR and GBP:
(final exchange rate / initial exchange rate) – 1
With respect to BRL, CAD, CHF, CNY, INR and JPY:
(initial exchange rate / final exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Initial exchange rate:	For each basket currency, the relevant exchange rate on the pricing date (see “Basket – Initial Exchange Rate” above)
Final exchange rate:	For each basket currency, the relevant exchange rate on the valuation date
Exchange rate:
With respect to AUD, EUR and GBP:  the rate for conversion of U.S. dollars into one unit of such basket currency, as determined by reference to the applicable reference source described herein.
With respect to BRL, CAD, CHF, CNY, INR and JPY:  the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

Valuation date:	July 24, 2013
CUSIP / ISIN:	617482JT2 / US617482JT22
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms

Commissions and Issue Price:	Price to Public(1)		Agent’s Commissions(1)(2)		Proceeds to Issuer
Per Note	100%		3.00%		97.00%
Total	$2,524,000		$75,720		$2,448,280

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” on page 10 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of 3.00% for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected currency-linked notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 271 dated December 22, 2009
Prospectus Supplement for Partially Capital Protected Currency-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.